Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-50539, 333-50543, 333- 94563, 333-60302, 333-142620, 333-142623, 333-144470, 333-166545, 333-168526, and 333-168529 on Form S-8 and Registration Statement No. 333-158086 on Form S-3 of our report dated March 8, 2012, relating to the consolidated financial statements and financial statement schedule of Kforce Inc., and subsidiaries (“Kforce”), and the effectiveness of Kforce’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Kforce for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Tampa, Florida
March 8, 2012